Exhibit 10.5

DATED: SEPTEMBER 19, 2008

CONBULK CORPORATION

AND

CONBULK MANAGEMENT LTD.

MANAGEMENT AGREEMENT

i

THIS MANAGEMENT AGREEMENT is made as of September 19, 2008

BETWEEN

(1)           CONBULK CORPORATION (the Company) a corporation incorporated in the Marshall Islands whose principal office is at Papanastasiou 107, Kastella, Piraeus 185 33, Greece.

(2)           CONBULK MANAGEMENT LTD. (the Manager) a corporation incorporated in the Marshall Islands whose principal office is at Papanastasiou 107, Kastella, Piraeus 185 33, Greece.

WHEREAS

The Company wishes to appoint the Manager to manage the business of the Company and its various ship-owning subsidiaries (the Subsidiaries) from time to time and their respective operations and external affairs and the Manager wishes to accept this appointment on the terms of this Agreement.

NOW THEREFORE IT IS AGREED as follows:

1.             DEFINITIONS

1.1           In this agreement the following terms shall have the following meanings:

2010 EBITDA means the Company’s consolidated net income (or loss) for the 2010 Fiscal Year in accordance with GAAP consistently applied and as set forth on the 2010 Financial Statements plus, without duplication, (i) any provision for (or less any benefit from) income and franchise taxes included in the determination of net income, (ii) interest expense deducted in the determination of net income (including the interest component of leases treated as capitalized leases), and (iii) amortization and depreciation deducted in determining net income.  Notwithstanding the foregoing, gains or losses from the sale of Vessels shall not be included in the calculation of the 2010 EBITDA.

2010 Financial Statements means the audited consolidated Balance Sheet, Statement of Cash Flows and Statement of Operations of the Company and its subsidiaries prepared as of and for the 2010 Fiscal Year in accordance with GAAP.

2011 EBITDA means the Company’s consolidated net income (or loss) for the 2011 Fiscal Year in accordance with GAAP consistently applied and as set forth on the 2011 Financial Statements plus, without duplication, (i) any provision for (or less any benefit from) income and franchise taxes included in the determination of net income, (ii) interest expense deducted in the determination of net income (including the interest component of leases treated as capitalized leases), and (iii) amortization and depreciation deducted in determining net income.  Notwithstanding the foregoing, gains or losses from the sale of Vessels shall not be included in the calculation of the 2011 EBITDA.

2011 Financial Statements means the Company’audited consolidated Balance Sheet, Statement of Cash Flows and Statement of Operations prepared as of and for the 2011 Fiscal Year in accordance with GAAP.

Affiliate means with respect to any Person, any other Person directly or indirectly controlled by or under common control with such Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any Person means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person whether through ownership of voting securities or by contract or otherwise;

Applicable Law means all applicable laws, regulations and rules to which the Company, any Subsidiary, the Manager or any Ship is from time to time subject;

Auditors means the auditors of the Company from time to time;

Banking Day means a day (excluding Saturdays and Sundays) on which banks and foreign exchange markets are open for business in New York and Athens;

Board means the Board of Directors of the Company or of a Subsidiary (as the context may require) and references in this Agreement to the Board or any board of directors of the Company or any or all of the Subsidiaries shall be deemed to include in the alternative a reference to any duly constituted committee thereof or to any person or persons duly authorised to exercise the power in question by either the Board or such board of directors or such a committee (as appropriate);

Common Stock shall mean common stock, par value $0.0001 per share, of the Company.

Determination Date has the meaning set forth in Clause 7.5.

Dispute Accountant has the meaning set forth in Clause 7.4.

Earnout Consideration has the meaning set forth in Clause 7.1.

Earnout Objection Notice has the meaning set forth in Clause 7.3.

Earnout Objection Notice Date has the meaning set forth in Clause 7.3.

EBITDA Certificate has the meaning set forth in Clause 7.2.

Effective Date means the date set out above on which this Management Agreement has been entered into by the Company and the Manager;

Euro means the single currency of participating member states of the European Union;

Final Determination has the meaning set forth in Clause 7.4.

Fiscal Year means a twelve (12) month period ended on December 31.

Fully Managed Ships means ships owned and operated by the Company or its Subsidiaries during the Term;

GAAP means (i) generally accepted accounting principles consistently applied in the United States or (ii) if the Company determines to report under IFRS, IFRS.;

Incentive has the meaning given to it in Clause 7;

“IFRS” means International Financial Reporting Standards adopted by the International Accounting Standards Board;

Management Fees has the meaning given to it in Clause 6.1;

Management Services has the meaning given to it in Clause 2.1;

Merger has the meaning given to it in Clause 2.2;

MOAs shall mean, collectively, the memoranda of agreement listed and described in Schedule 2.

Newbuildings means those newbuilding ships which are under construction and owned by the Company or its Subsidiaries but not yet delivered under the relevant shipbuilding contract;

Operated Ships means:

(a)           ships chartered to, and operated by, the Company or the Subsidiaries during the Term;

(b)           ships owned by the Company or the Subsidiaries and bareboat chartered out during the Term; and

(c)           Newbuildings, upon and from the date of signature of the relevant shipbuilding contract.

Person means (i) any individual, sole proprietorship, corporation, partnership (general or limited), limited liability company, business trust, bank, trust company, syndicate, foundation, joint venture, association, joint stock company, trust, enterprise, or other unincorporated organization, whether or not a legal entity, or (ii) any government, intergovernmental body or agency, or any department, political subdivision or instrumentality of any government, intergovernmental body or agency;

Shareholders mean the Shareholders of the Company from time to time;

Ships mean the Fully Managed Ships and the Operated Ships;

Sub-Manager means any person, being all individual or a corporate entity, to which the Manager may sub-contract from time to time part of or the whole of the Management

Services in accordance with the provisions of Clause 4, and Sub-Managers means all such Persons; and

Term has the meaning given to it in Clause 2.2.

Vessels shall mean, collectively, the vessels listed on Schedule 1 and to be delivered under the MOAs listed on Schedule 2, as well as any vessels substituted therefor due to failure of the owner thereof to deliver its vessel in compliance with the terms of the relevant MOA.

1.2           References to the Company are, where appropriate, deemed to include in addition any Subsidiary that may become a party to this Agreement by accession in accordance with the provisions of Clause 13.

1.3           References to Clauses, Sub-Clauses and the Annex are references to Clauses and Sub-Clauses of, and the Annex to, this Agreement.

2.             APPOINTMENT, TERM AND EFFECTIVENESS

2.1           The Company hereby appoints the Manager to perform the services set forth in Clause 3 (the Management Services) and the Manager agrees to perform the Management Services, subject to the terms and conditions set out in this Agreement.

2.2           Subject to Clause 10, the term of this Agreement shall be for five (5) years commencing on the date of the merger (the Merger) of Arcade Acquisition Corp., a corporation incorporated in Delaware, with and into the Company, which term shall be automatically renewed for sequential one (1) year periods commencing on the expiration of three (3) years from the date of the Merger; unless on or prior to such date or on or before the date occurring three years prior to the end of each extended period of this Agreement, as the case may be, the Company notifies the Manager that it elects to terminate this Agreement at the end of the initial term or such extended term, as the case may be, in which event this Agreement will automatically terminate at the end of such term.

2.3           This Agreement will only come into effect immediately after the consummation of the Merger.  If the Merger shall not have occurred prior to 11:59 p.m., New York time, on January 30, 2009, this Agreement shall be null and void and shall have no further effect on either party hereto.

3.             MANAGEMENT SERVICES

3.1           In consideration of the payment of the Management Fees, the Manager shall, on its own or through Sub-Manager(s) (appointed pursuant to Clause 4), for and on behalf of the Company and each Subsidiary:

3.1.1       provide planning, managerial and advisory services in respect of the whole operations of the Company and the Subsidiaries;

3.1.2        provide or contract for all general administrative, office and support services necessary for the operation of the Company and of each Subsidiary and each Ship including the employment of technical and clerical personnel, accountants and managerial staff, the provision of telecommunications, accounting and data processing services (in each case consistent with best current practice from time to time) and the provision of office space at the Manager’s offices in Athens;

3.1.3        seek newbuilding opportunities and suitable ships for purchase by the Company or its Subsidiaries, as well as sale opportunities for any of the Ships, and negotiate the terms of any such construction, purchase or sale and arrange and complete the terms of the construction, acquisition, sale or other disposition of such newbuildings, ships or Ships; provided that the Manager shall only enter into a binding commitment on the part of the Company or the relevant Subsidiary with any third party in respect of the construction, sale or purchase of such newbuildings, ships or Ships after receiving express authority from the Board of the Company and/or of the relevant Subsidiary to do so;

3.1.4        supervise and perform the delivery of such newbuildings, ships or Ships to and by the Company and the Subsidiaries;

3.1.5        seek employment for the Ships and negotiate, arrange, complete and supervise the chartering or other employment of the Ships (and keep the Company and the relevant Subsidiary informed on a regular basis of the employment and location of the Ships); provided that the Manager shall not enter into any binding charterparty or other contract of employment for a Ship for a period of longer than twelve months (or such shorter period as may be determined by the Company and notified to the Manager) without receiving the express authority from the Board of the Company and/or the relevant Subsidiary to do so;

3.1.6        provide bunkers and lubricants necessary for the operation of the Ships;

3.1.7        upon prior instructions from the Company, negotiate:

(a)           the borrowing and deposit or lending arrangements of the Company and the Subsidiaries; and

(b)           such swaps or other financial instruments that may be required by the Company or any Subsidiary to hedge interest rates and foreign exchange rates;

and supervise the implementation of such arrangements and advise the Board and the relevant Subsidiary from time to time of the arrangements for financing the acquisition and the operation of Ships; provided that the Manager shall only enter into any binding commitment in respect of any borrowing or financing after receiving express authority from the Board of the Company and/or the relevant Subsidiary, as the case may be, to do so;

3.1.8        open and operate such bank accounts with such bankers and in such names as the Company and/or the relevant Subsidiary may require and liaise with the Company and the relevant Subsidiary and instruct such bankers and such Subsidiary in connection with their respective obligations and duties;

3.1.9       provide customary technical management services including in relation to but not limited to voyage operation, superintendence, surveys, maintenance, drydocking, repairs, alterations, maintenance and renewals to hull, machinery, boilers, auxiliaries, equipment and accommodation;

3.1.10     provide at cost officers and crew and perform all customary owners’ obligations in relation to manning and crew welfare and amenities and usual services to the Ships;

3.1.11     keep separate books, records and accounts relating to all the activities of the Company, each Subsidiary and of each Ship in accordance with good business and shipping accounting practice and in order to comply with the requirements of any stock exchange on which all or any part of the Common Stock may be listed and all applicable Marshall Islands laws and regulations;

3.1.12     prepare and submit annual budgets and quarterly projections for the approval of the Board and, if requested, provide monthly statements of accounts and quarterly statements of account and analysis of operating income and expenses as well as such other statements, special reports, memoranda and original or copies of documents as the Board of the Company or the relevant Subsidiary may reasonably require, all such books, records and accounts to be available to the Board of the Company and of the relevant Subsidiary or authorised officers of the Company or the relevant Subsidiary for inspection at all reasonable times;

3.1.13     in addition to the requirements of Clause 3.1.12, within 45 days after the end of each quarter, provide to the Company and the relevant Subsidiary:

(a)           an analysis of the previous three (3) months’ trading and results of operations (including a comparison of actual results against budget figures together with an explanation of material variances); and

(b)           the intended budget for the operations of each Subsidiary and each Ship in the next quarter;

3.1.14     prepare and submit all documents required by loan agreements to which the Company or the Subsidiaries are party;

3.1.15     ensure that at all times:

(a)           the Ships are insured for hull and machinery, war risk, loss of hire (as appropriate or necessary) and P&I risks in accordance with reasonable commercial shipping practices; and

(b)           the Company and the Subsidiaries are insured for D&O risks in accordance with reasonable commercial corporate practices;

and handle all claims arising in connection with the insurance of the Ships and the Company and the Subsidiaries and otherwise including:

(c)           the preparation, documentation and submission of claims to insurers and/or P&I Clubs;

(d)           the making of settlements of claims against insurers and/or P&I Clubs subject to the instructions from time to time of the Company and the relevant Subsidiary; and

(e)           the following-up of claims and settlements;

3.1.16     keep the Board informed of planned drydocking and other significant off-hire periods; and arrange for and supervise drydocking, surveys and repairs, renewals, alterations, improvements and maintenance of the Ships;

3.1.17     in the event of an emergency affecting a Ship, take any necessary steps as quickly as possible on its own initiative (though consulting with the Board of the Company and any relevant Subsidiary to the extent practicable) including the engaging of salvage or towage services, the posting of security, notification to brokers and insurers, engagement of surveyors or other experts and, without limitation, the taking of any other steps necessary or advisable in the circumstances;

3.1.18     undertake all the functions, duties and obligations of the secretary of each Subsidiary in accordance with the laws and regulations of their respective places of incorporation and any other laws applicable to them, including but not limited to the keeping and updating of company records and statutory books and the filing of all necessary documents with the relevant authorities;

3.1.19     subject to the limitations provided elsewhere in this Agreement, enter into, make and perform all contracts, agreements and other undertakings as may be, in the opinion of the Manager, necessary or advisable or incidental to the carrying out of the objectives of this Agreement;

3.1.20     ensure that the Company has access during business hours to the records of any Sub-Manager from time to time relating only to the business of the Company and the Subsidiaries; and

3.1.21     as and when so requested by the Board or the Auditors, supply the Board or the Auditors with such information in connection with the Company and/or the Subsidiaries or any investments held thereby or to be held thereby as may be in the possession of the Manager or as may reasonably be obtained or provided by the Manager.

4.             RIGHTS AND OBLIGATIONS

4.1           In relation to the Management Services pertaining or related to the commercial operation of the Ships, responsibility therefor shall vest solely in the Manager. In relation to the Management Services pertaining or related to the technical operation of the Ships, the Manager shall (a) initially appoint Tsakos Shipping and Trading S.A. or any successor Affiliate thereof as Sub-Manager with respect to the Vessels being sold by such Tsakos Affiliated Sellers as described in Schedule 2, (b) initially appoint Conbulk Shipping S.A. or any successor Affiliate thereof as Sub-Manager with respect to any of the Vessels being sold by such Palmosa Affiliated Sellers as described in Schedule 2 and/or(c) shall appoint Conbulk Shipping S.A. (or any successor Affiliate thereof) or such other Person as the Company may approve, such approval not to be unreasonably withheld, as Sub-Manager to perform as agents and/or sub-contractors such parts of the technical Management Services in relation to such of the Ships as may seem to the Manager convenient or appropriate.  The Manager shall exercise its powers of delegation only on terms which include:

4.1.1       the right of the Company and of any Subsidiary affected by the failure by any Sub-Manager fully and properly to perform its duties to take direct action against such Sub-Manager with respect to such failure and to compensation with respect thereto; and

4.1.2       a provision binding on each Sub-Manager from time to time in terms similar in all respects to this Clause 4.1 in such form as the Company may reasonably require unless, in a particular case, otherwise agreed by the Company.

4.2           The Manager and each of the Sub-Managers shall observe and comply with:

4.2.1       the constituent documents of each of the Company and the Subsidiaries, and

4.2.2       the resolutions of the Boards of each of the Company and the Subsidiaries and Applicable Law notified to them.

4.3           All activities engaged in by the Manager and any Sub-Manager hereunder including the chartering of a Ship shall at all times be subject to the control of and review by the Board of the Company and of the relevant Subsidiary and, without limiting the generality of the foregoing, the Board of the Company and/or of the relevant Subsidiary may from time to time instruct the Manager as to the exercise of the rights attached to ownership of the relevant Ship and the Manager and the Sub-Managers shall use their best endeavours to procure that any Person, firm or company to whom they delegate any of their functions hereunder shall give effect to all such directions and shall use their best endeavours (but without guarantee) to procure that any Person, firm or company to whom any functions may be directly delegated by the Company or any of the Subsidiaries shall give effect to all such directions.  In connection with their performance of the Management Services, the Manager and the Sub-Managers shall not, without the express written consent of the Board of the Company and/or the relevant Subsidiary, commit the Company or such Subsidiary to any expenditure in respect of any one item or in any month in respect of the

Ship which exceeds the limits (if any) from time to time prescribed by the Board of the Company and/or of such Subsidiary; provided that such consent shall be deemed to have been given if such expenditure was included in a budget provided pursuant to the provisions of Clause 3.1.13 and thereafter approved by the Board of the Company and/or of such Subsidiary.

4.4           Notwithstanding the provisions of Clause 4.3, the Manager and, where so specified in the terms of their appointment, any Sub-Manager shall have the discretion to commit the Company or a Subsidiary to extra expenditures not included in the budget up to a limit prescribed by the Board of the Company and/or of a Subsidiary where they deem such expenditure to be required for the safe and sound maintenance and operation of the Ship.

4.5           The Manager covenants with the Company and the Subsidiaries to ensure that each Sub-Manager shall at all times properly exercise and perform the powers, rights and duties so conferred on it.  The Manager’s power to delegate performance of any of the Management Services hereunder is without prejudice to the Manager’s liability to the Company and/or the Subsidiaries to perform such Management Services with the intention that the Manager shall be liable to the Company and/or the Subsidiaries for the wilful default or negligence on the part of any such Sub-Manager in the performance of such Management Services.

4.6           If any Sub-Manager fails to perform any of the powers, rights or duties delegated to it by the Manager or is in breach of any contract between it and the Manager for the performance of any of the Management Services and if, within fourteen (14) days of their receipt of notice in writing from the Company or any of the Subsidiaries, the Manager has failed, to the reasonable satisfaction of the Company or any of the Subsidiaries so affected, to take action against such Sub-Manager in respect of such failure to perform or breach then, without prejudice to any other rights that the Company or any of the Subsidiaries may have against the Manager pursuant to the terms of this Agreement or at law:

4.6.1       the Company or any affected Subsidiary shall be entitled if it so desires to prosecute in the name of the Manager for its own benefit any claim for indemnity or damages or otherwise which the Manager may have against that Sub-Manager in respect of such failure to perform or breach and shall have full discretion in the conduct of any proceedings or in the settlement of any such claim and the Manager agrees to give all such information and assistance as the Company or any Subsidiary may require in this regard; or

4.6.2       if the Company or Subsidiary shall reasonably determine that the remedy provided in Clause 4.6.1 above would not adequately compensate it for such failure to perform or breach, the Company or any Subsidiary shall be entitled to call for the assignment of any chose in action in respect of such failure to perform or breach which the Manager may have against that Sub-Manager and for the purposes of such assignment the Manager hereby irrevocably appoints the Company or any Subsidiary as its attorney for it and in its name and on its behalf and as its act and deed to do all such acts, matters, deeds and things and to execute all such agreements, authorities, deeds and writings as may be necessary or desirable in order to give effect to the assignment of any such chose in action.

5.             TAX

5.1           The Manager will at all times exercise the rights and powers and perform the duties or any of them conferred upon it by this Agreement, any supplemental agreement, or otherwise by the Company or any Subsidiary so as not knowingly to render the Company or any Subsidiary liable, without obtaining the prior consent of the Company or any Subsidiary, for any tax imposed by any jurisdiction on income derived from the Ships in excess of the tax to which the Company or any Subsidiary would be ordinarily subject (assuming the Company or any Subsidiary exercises all rights to claim any applicable exemption from tax, inclusive of Section 883 of the United States Internal Revenue Code of 1986, as from time to time amended) as a result of the trading and operation of the Ships as contemplated under this Agreement, inclusive of the trading and operation of the Ships under the time charters to which the Ships may from time to time be subject, without the consent of the Board of the Company or of any Subsidiary, as the case may be. The Manager shall indemnify and hold harmless the Company and any Subsidiary for any taxes incurred in breach of this Clause 5.1.

6.             REMUNERATION AND FEES

6.1           In consideration of the services provided by the Manager under this Agreement the relevant Subsidiary, failing which the Company, agrees to pay to the Manager fees calculated from the Effective Date as follows (the Management Fees):

6.1.1       US$20,000 per Fully Managed Ship per month calculated on a daily basis

(a)           from the date:

(i)            of delivery of a Ship to the relevant Subsidiary under the relevant shipbuilding contract or sale contract; or

(ii)           where the acquisition is structured as an acquisition of shares, on which the Company acquires the shares in a company which owns a Ship;

(b)           to the date upon which:

(i)            the relevant Subsidiary ceases to own or operate the Ship; or

(ii)           the Company ceases to own the shares in the relevant Subsidiary.

for these purposes, except as hereinafter provided, the number of Ships under management shall not affect the monthly management fee;

6.1.2        Should at any time the number of Fully Managed Ships be less than 10, the Management Fee for each Fully Managed Ship during such period will be increased by an amount to be mutually agreed to reflect the increased costs to the Manager due to the reduced number of Fully Managed Ships under its management hereunder;

6.1.3        US$10,000 per Operated Ship per month calculated on a daily basis

(a)           from the date:

(i)            of delivery of a Ship to the relevant Subsidiary under the relevant charter; or

(ii)           in the case of Newbuildings, subject to the approval of the Board of Directors of the Company, of signing of the relevant shipbuilding contract; or

(iii)          where the acquisition is structured as an acquisition of shares, on which the Company acquires the shares in a company which owns a Ship or has a Newbuilding under construction; or

(iv)          of delivery of a Ship by the relevant Subsidiary to a bareboat charterer where it is bareboat chartered out by that Subsidiary;

(b)           to the date upon which:

(i)            the relevant Subsidiary ceases to charter the Ship; or

(ii)           the Company ceases to own the shares in the relevant Subsidiary;

(iii)          for these purposes, the number of Ships under management or the type of charter shall not affect the monthly management fee; and

6.1.4        such amounts as are necessary, so long as they are commercially reasonable and customary, to reimburse the Manager for all out of pocket costs and expenses, to include traveling, auditing, legal assistance and all extraordinary expenses in connection with technical and/or operational assistance and other unexpected expenses, incurred in connection with the provision of the Management Services, whether by the Sub-Managers or the Manager.

6.2           In addition to the Management Fees referred to in Clause 6.1 and notwithstanding Clause 6.5, in the case of each Newbuilding the Company shall, at the direction of the Manager, pay on behalf of the Subsidiary concerned to any Sub-Manager appointed by it under Clause 4 in relation to the relevant Newbuilding, an amount per month to be mutually agreed by the Company and the Manager, such amount to be reasonable and customary, from the date the shipyard confirms that steel cutting has commenced to the date of delivery of the Newbuilding in payment for the cost of construction, drawing approval and supervision of the construction of the Newbuilding by that Sub-Manager, together with a further amount to be mutually agreed by the Company and the Manager, such amount also to be reasonable and customary, to cover the expenses incurred by the Manager from the date the letter of intent is signed by such shipyard until commencement of steel cutting in setting up an office at the shipyard, acquiring accommodation for staff and in supervising the construction.

6.3           The applicable rate of remuneration payable to the Manager under Clauses 6.1.1, 6.1.2 and 6.1.3 shall be adjusted, at the discretion of the Manager, upwards or, at the discretion of the Company, downwards, as the case may be, only with effect from 1 January 2010 and subsequent anniversaries of that date. The rate per Ship per month payable to the Manager under Clauses 6.1.1, 6.1.2 and 6.1.3 immediately before 1 January 2010 and each anniversary of that date will be increased or decreased, as the case may be, from such date by a percentage equal to any percentage increase or decrease in the Greek Consumer Price Index as announced by the Greek National Statistical Service Office as at such date over such Greek Consumer Price Index as at the date 12 months before such date (or, in the case of the first review, such Greek Consumer Price Index as at the date of this Agreement).

6.4           The applicable rate of remuneration payable to the Manager under Clauses 6.1.1 and 6.1.2 shall be further adjusted, at the discretion of the Manager upwards or, at the discretion of the Company, downwards, as the case may be, with effect from 1 January 2009 and subsequent anniversaries of that date (the Revision Date) if :

6.4.1

the Euro should have strengthened or weakened against the US$at the business day preceding the Revision Date by more than ten per cent (10%) from the rate existing on the business day following the Effective Date, in which case the rate of remuneration shall be adjusted upwards if it has so strengthened or downwards if it has so weakened for the year in question by the percentage amount by which the Euro has so strengthened or weakened, as the case may be, against the US$; or

6.4.2

the Manager should incur a material unforeseen increase or decrease in the costs of providing the Management Services, in which case the amount of such increase or decrease will be agreed between the Company and the Manager.

6.5           The Manager shall bear and pay the remuneration, however described, of the Sub-Managers and the Sub-Managers shall not be entitled to charge any fee, commission or turn by way of remuneration howsoever described which would be borne by the Company or any Subsidiary.  The Manager and the Sub-Managers (if any) and their appointees or substitutes shall be entitled nevertheless, in their discretion, to charge for:

6.5.1	sale and purchase brokerage commission of one per cent (1%) (except with respect to the initial sale and transfer of the Vessels to the Company); and

6.5.2	chartering commission of one and one quarter per cent (1.25%) (except with respect to the existing charters covering the Vessels).

7.             MANAGEMENT AND EMPLOYEE INCENTIVE

7.1           If 2010 EBITDA and 2011 EBITDA equal or exceed the corresponding amounts listed below, nominees of the Manager shall be entitled to the number of shares of Common Stock corresponding to such 2010 EBITDA or 2011 EBITDA (“Earnout Consideration”); provided, however, for the purpose of this Clause 7.1, to the extent 2010 EBITDA and/or 2011 EBITDA deriving from any acquisition, after taking into account all of the associated and allocable expenses, including, but not limited to, the issuance of additional shares of Common Stock, is not accretive to the earnings of the Company and the Subsidiaries, such will not be included in the calculation of 2010 EBITDA and/or 22011 EBITDA, as the case may be.:

2010		2011
EBITDA ($ in thousands)	Interests of Common Stock Issuable(1)	EBITDA ($ in thousands)	Interests of Common Stock Issuable(1)
58,000	1,750,000	78,000	1,750,000
56,000	1,575,000	76,000	1,575,000
54,000	1,400,000	74,000	1,400,000
52,000	1,225,000	72,000	1,225,000
50,000	1,050,000	70,000	1,050,000

The Earnout Consideration, if any, shall be payable by the Company to the Manager within ten (10) Business days after the applicable Determination Date.

7.2           Within thirty (30) days after the delivery of the 2010 Financial Statements and the 2011 Financial Statements, as applicable, to the Company by the Company’s auditors, the Company shall calculate the 2010 EBITDA or 2011 EBITDA, as applicable, and deliver to the Manager a certificate setting forth the 2010 EBITDA or the 2011 EBITDA, as applicable, and detailing the calculation thereof (the “EBITDA Certificate”).

7.3           On or prior to the thirtieth (30th) day following the Company’s delivery of the related EBITDA Certificate, the Manager may give the Company an earnout objection notice (an “Earnout Objection Notice”, and the date of delivery thereof, the “Earnout Objection Notice Date”).  During such thirty (30) day period, the Manager will provide the Company with full access to the books and records of the Company and the Company’s personnel and accountants during normal business hours and upon reasonable notice for the purposes of verifying the EBITDA Certificate.  Any Earnout Objection Notice with respect to the 2010 EBITDA and the 2011 EBITDA, as applicable, shall specify in

(1) For the avoidance of doubt, the shares of Common Stock usable pursuant to this Clause 7.1, if any, are not cumulative.  For example, if 2010 EBITDA equals US $55,000,000, the Manager shall be entitled to 1,400,000 shares of Common Stock in the aggregate for such period.

reasonable detail the dollar amount of any objection and the basis therefor.  If the Manager does not give the Company such an Earnout Objection Notice within such thirty (30) day period, then the related EBITDA Certificate will be conclusive and binding upon the parties for purposes of determining whether the applicable Earnout Consideration is to be paid to the Manager and the amount of such 2010 EBITDA or 2011 EBITDA, as the case may be.

7.4           Following the Company’s receipt of any Earnout Objection Notice, the Company and the Manager shall negotiate in good faith to resolve such dispute.  If the Manager and the Company are unable to agree in good faith as to the 2010 EBITDA and the 2011 EBITDA, as applicable, within fifteen (15) days after the related Earnout Objection Notice Date, then the Company and the Manager shall submit any matters(s) in dispute to a nationally recognized certified public accounting firm selected by the Company (“Dispute Accountant”) for resolution; provided, however, that such accounting firm shall not have been employed by or associated with any accounting firm which has performed services for any of the parties hereto or any of their respective Affiliates at any time since January 1, 2006. The Dispute Accountant shall review such materials and conduct such procedures as it shall consider reasonably necessary to make a determination of such matters as to which disagreement remains and shall deliver a written opinion thereon to the Company and the Manager as soon as reasonably practicable after submission of the dispute to it, which determination, or any determination of such matters mutually agreed to by the Company and the Manager, shall be conclusive and binding on the parties hereto (in each case the “Final Determination”). In connection therewith, the Manager and the Company will furnish to the Dispute Accountant such work papers and schedules and other information relating to the disputed matter(s) as the Dispute Accountant may reasonably request and will be afforded an opportunity to present to the Dispute Accountant any material relating to the disputed matter(s), and the fees and expenses of such Dispute Accountant incurred with respect to this Clause 7.4 shall be shared equally by the Company, on the one hand, and the Manager, on the other hand.  Failure by the Company to issue and deliver any shares of Common Stock constituting the Earnout Consideration when due hereunder that are subject to a dispute shall not be deemed a breach by the Company of this Agreement, so long as such issuances and deliveries are made within thirty (30) days after the related Final Determination.

7.5           “Determination Date” means (i) the date thirty (30) days after the delivery of the applicable EBITDA Certificate if an Earnout Objection Notice is not delivered in accordance with Clause 7.3, or (ii) if an Earnout Objection Notice is delivered in accordance with Clause 7.3, (A) the date that the Company and the Manager resolve the dispute set forth in such Earnout Objection Notice or (B) the date of the related Final Determination.

8.             UNDERTAKINGS

8.1           The Manager undertakes to carry out the Management Services efficiently and in the best interests of the Company and the Subsidiaries.

8.2           Neither the Manager nor any Sub-Manager shall contract on behalf of the Company or any of the Subsidiaries or arrange any contract or transaction for or on behalf of the Company or any of the Subsidiaries with itself or (as the case may be) with the Manager or any other Sub-Manager or any of their respective Affiliates (all such contracts and transactions being interested party transactions) except on terms no less favourable than would exist if such contract or transaction were to be entered into with unrelated third parties on an arms-length basis.  The Manager shall also not so contract if any interested party transaction is reasonably likely to involve payments or a value in excess of US$100,000 individually with respect to such contract or transaction or in aggregate with any related transactions within any period of five (5) years, without the approval of the Board of Company and of any affected Subsidiary except:

8.2.1	subject as provided pursuant to Clause 6.5 and this Clause 8.2, any permitted fee, commission or turn described in Clause 6.5;

8.2.2

where the payment or payments concerned represent on-charging by or reimbursement to the Manager or the relevant Sub-Manager in respect of permitted arrangements with third parties where the Manager or that Sub-Manager has contracted as agent on behalf of the Company or any of the Subsidiaries;

8.2.3	where the relevant contract or transaction occurs following or connected with emergency situations relating to the operation of the Ships; and

8.2.4

where the Board considers that certain contracts or transactions or a class of contracts or transactions may occur repeatedly and have given a general exemption for such transactions or class of transactions.

All interested party transactions not specifically approved in advance by the Board of the Company and of any affected Subsidiary shall be reported to the Board of the Company and of that Subsidiary no less frequently than three monthly in arrears.

8.3           All discounts, commissions, rebates and benefits of whatever nature received by the Manager and any Sub-Manager in the course of their performance of the Management Services shall be held to the account of the relevant Subsidiary or, if a particular Subsidiary cannot be identified, the Subsidiaries equally.

8.4           The Manager shall when requested by the Company give promptly to the Company:

8.4.1	all such information, explanations and reports as may reasonably be required by the Company in relation to the exercise and discharge of the powers and duties of the Manager hereunder;

8.4.2	access to all papers, records and accounts as may reasonably be required relating to the Company which have been prepared or used by the Manager in the discharge of its duties hereunder; and

8.4.3	all accounts and other information about itself required by the relevant authorities or under Applicable Law in the Marshall Islands or elsewhere.

9.             EXCLUSION OF LIABILITY

9.1           Without prejudice to Clause 9.2, the Manager and any Sub-Manager shall be under no liability whatsoever for any damages or loss of whatsoever nature (including loss of profit due to detention or delay) whenever and however arising in course of performance of the Management Services by the Manager or that Sub-Manager or any agents, superintendents, officers, crew, management personnel or other Persons or independent contractors employed by the Manager or that Sub-Manager in connection with the Management Services UNLESS the same shall be proved to have resulted from the wilful default or gross negligence of the Manager or that Sub-Manager or any other Person to whom performance of any of the Management Services has been delegated by the Manager in which case (save where loss, damage, delay or expense has resulted from the Manager’s personal act or omission committed with the intent to cause the same, or recklessly and with knowledge that such loss, damage, delay or expense would probably result), the Manager’s liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual Management Fees.

9.2           Subject to the obligations of the Manager to effect insurances pursuant to Clause 3.1.15, the Manager shall not be responsible for the loss of or damage to any property of the Company and the Subsidiaries in the possession of the Manager if such loss, damage or failure shall be caused directly or indirectly by acts of God or any other cause whatsoever beyond the control of the Manager or any Sub-Manager (including, without limitation, any act including acts of war, the act of any government, strikes of national effect, fire, flood and storms), provided that the Manager and each Sub-Manager, as the case may be, shall use all reasonable efforts to avoid or minimise the effects of the same.

9.3           Notwithstanding anything that may appear to the contrary in this Agreement, the Manager shall not be liable for any of the actions of the crew employed in connection with the Ships, even if such actions are negligent or in wilful default of obligations, except only to the extent that they are shown to have resulted from a failure by the Manager to discharge its obligations to provide the Management Services, in which case its liability shall be limited in accordance with the terms of Clause 9.1.

10.          TERMINATION

10.1         This Agreement will terminate automatically:

10.1.1

following an order made or resolution passed for the purpose of winding up of the Manager or if a receiver shall be appointed of the undertaking or property of the Manager or if the Manager shall cease to carry on its business or make any special arrangement or composition with its creditors; or

10.1.2	upon the completion of the winding-up of the business of the Company following liquidation or otherwise.

10.2         The Company or the Manager may terminate this Agreement by giving fourteen (14) days’ notice in writing to the other in any of the following events:

10.2.1

at any time if the other shall commit any breach of its obligations under this Agreement by virtue of its wilful misconduct or negligence and (if such breach is capable of remedy) shall fail within thirty (30) days of receipt of notice so requiring it to make good such breach and such breach is material to the party giving notice; or

10.2.2	if the Manager shall be unable or otherwise fail to perform any or all of the Management Services to a material extent for a continuous period of two months in circumstances covered by Clause 9.2.

10.3         The Company may terminate this Agreement by giving one hundred and eighty (180) days notice in writing to the Manager if there has been a change of control in the shareholding of the Manager (except for changes resulting from share transfers between existing shareholders of the Manager), unless such change has previously been agreed in writing by the Board of the Company.  For purposes of this Clause 10.3, a change of control shall not be deemed to have occurred so long as the existing shareholders of the Manager together shall hold at least 51% of the outstanding shares of the Manager.

10.4         In the Event the Company ceases to own or operate any Ships, this Agreement shall terminate on the one hundred twenty (120) day anniversary of the date on which the last Ship is disposed of (the intervening period, the “Cool-Down Period”), provided that the Company does not acquire title to, or operate, any new Ships during the Cool-Down Period.  Notwithstanding the foregoing, the Company shall not be charged, and shall not be required to pay, any Management Fees or reimburse the Manager for any expenses that have accrued with respect to, or are payable during, the Cool-Down Period.

10.5         [Intentionally left blank]

10.6         The Manager may terminate this Agreement at any time upon ten (10) Banking Days prior written notice to the Company in the event that the Company undergoes a Change of Control.  For the purposes of this Clause 10.6, Change of Control shall be deemed to have occurred should, and at such time as, the current members of the Board no longer constitute a majority of the Board.  Any such notice must be given within two (2) months of the Change of Control.

10.7         Upon the effective date of termination pursuant to Clause 10 the Manager shall promptly terminate its services under this Agreement, as may be required in order to minimise any interruption to the business of the Company and the Subsidiaries.

10.8         Upon termination, the Manager shall as promptly as possible, submit a final accounting of funds received and disbursed under this Agreement and of any remaining Management Fees due from the Company, calculated pro rata to the date of termination (but subject to Clause 10.9) and any disbursed funds of the Company or the Subsidiaries in the Manager’s possession or control will be promptly paid by the Manager as directed by the Company or may be set off against any sums due from the Company to the Manager.

10.9         If this Agreement is terminated under Clause 10.6, the Company shall pay to the Manager a severance payment equal to the annual average of the Management Fee earned under Clause 6 of this Agreement over the preceding five years (or, if the preceding period of this Agreement at the time of such termination is less than 5 years, over such lesser preceding period).

10.10       The authorities contained in this Agreement are continuing ones and shall remain in full force and effect until revoked by termination of this Agreement in accordance with the provisions of this Clause 10.  Such revocation shall not affect any liability in any way resulting from transactions initiated prior to such revocation.

11.          RATIFICATION

11.1         Subject to Clause 4, the Company and the Subsidiaries hereby ratify and confirm and undertake at all times to allow, ratify and confirm all and whatsoever each of the Manager and/or Sub-Managers shall lawfully do or cause to be done in the performance of its duties as Manager or Sub-Manager hereunder.  Except to the extent that the Manager and any Sub-Manager would be liable under Clause 9.1, the Company and the Subsidiaries further undertake at all times hereafter to keep the Manager or Sub-Manager indemnified on demand against all actions, proceedings, claims and demands or liabilities whatsoever which may be brought commenced or prosecuted against or incurred by the Manager or Sub-Manager and also against all costs, damages and expenses which the Manager or Sub-Manager may in any way pay or incur in defending or settling the same or otherwise in consequence of the Manager or Sub-Manager acting as Manager or Sub-Manager of the affairs of the Company and the Subsidiaries or of any Ship or in respect of any matters or things in relation thereto.  In addition, the Company and the Subsidiaries agree to reimburse to the Manager or any Sub-Manager any moneys which it may properly expend on behalf of the Company or any of the Subsidiaries in connection with its duties under this Agreement.  The obligations of the Company or any of the Subsidiaries under this Clause shall be several (and not joint) and such obligations shall be apportioned to the Company or any of the Subsidiaries as appropriate but where any obligation does not clearly arise solely with respect to the Company or any one of the Subsidiaries alone such obligation shall be apportioned between the Company and the Subsidiaries in such manner as the Manager may reasonably determine to be appropriate.  In particular, costs in connection with any proposed acquisition which proves abortive shall be the joint responsibility of the Company and the relevant Subsidiary.

12.          ASSIGNS AND SUCCESSORS

12.1         The Manager may with the prior consent not to be unreasonably withheld in writing of the Company and the Subsidiaries, to be exercised in their respective discretions, assign all its rights and obligations hereunder to any other company, Person, firm or institution acceptable to the Company and the Subsidiaries and the assignee shall, upon filing with the Company and the Subsidiaries an instrument in writing whereby it shall assume the obligations of the Manager hereunder and agree to be bound by the provisions hereof, become the successor to the Manager hereunder and thereafter such successor may exercise all of the powers and enjoy all of the rights and be subject to all of the duties and obligations of the Manager hereunder as fully as though originally named as a party to this Agreement.

13.          CONFIDENTIALITY

13.1         None of the parties hereto shall (except under compulsion of law or in compliance with the requirements of any regulatory authority or stock exchange on which the shares of the Company are listed) either before or after the termination of this Agreement disclose to any Person not authorised by the relevant party to receive it any confidential information relating to such party or to the affairs of such party of which the party disclosing the same shall have become possessed during the period of this Agreement and each party shall use all reasonable endeavours to prevent any such disclosure as aforesaid.

14.          SUBSIDIARIES

14.1         The Company shall procure that each Subsidiary shall become a party to this Agreement on or before the date upon which that Subsidiary enters into any contractual agreement to acquire a Ship by the execution of an accession agreement substantially in the form of the Annex.  The parties to this Agreement (including any which have become so by executing such an accession agreement) hereby authorise the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer of the Company from time to time to execute each such accession agreement on their behalf so as to bind them.  Such accession agreement shall become effective immediately upon notification thereof as provided in Clause 15 by delivery of a copy thereof to each party to this Agreement (unless any such party shall previously have waived in writing its right to receive such notification).

14.2         Subject to Clause 14.1, the Company is entering into this Agreement on behalf of each of its Subsidiaries.

15.          NOTICES

15.1         Any notice to be given by any party to this Agreement shall be in writing and will be deemed duly served if delivered personally or by registered post or sent by fax to the addressee at the address set out below:

the Company:	Palmosa Shipping Corporation
107 A. Papanastasiou Street
Kastella-Piraeus, Greece 185 33
Fax No.: 30 210 413 7639

the Manager:	Palmosa Shipping Corporation
107 A. Papanastasiou Street
Kastella-Piraeus, Greece 185 33
Fax No.: 30 210 413 7639

or at such other address as the party to be served may have notified as its address for service.

15.2         Any notice sent by fax shall be deemed served when despatched and shall be effective when actually received save that if sent outside normal office hours shall be deemed to be effective at commencement of business on the succeeding business day and any notice served by registered post shall be deemed served when received.  In proving the service of any notice it will be sufficient to prove, in the case of a fax, that such fax was duly despatched to a current fax number of the addressee.

16.          GOVERNING LAW

16.1         This Agreement shall be governed in all respects by the laws of the State of New York.

17.          ENTIRE AGREEMENT

17.1         This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior agreements and understandings, written or oral, with respect thereto.

18.          THIRD PARTIES

18.1         This Agreement is not intended to, nor shall it create, any rights, claims or benefits enforceable by any Person not a party to it.  A Person who is not a party to this Agreement may not enforce, or otherwise have the benefit of, any provision of this Agreement.

19.          ARBITRATION

19.1         Should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen, their decision or that of any two of them shall be final, and for purpose of enforcing an award, this Agreement may be made a rule of the Court.  The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.

20.          NON-COMPETE

20.1         The Manager during the term of this Agreement and for a period of twelve (12) months following the term of this Agreement, shall not acquire interests or assume obligations, and shall not activate itself or participate under any legal form and in any capacity, either directly or indirectly, for its own account or for the account of another person or legal entity, in any business activity relating to the feeder container vessel sector or such other sector or sectors as the Company or it Subsidiaries may be engaged in the future, without express specific written permission of the Company, provided, however, that nothing contained in this Agreement shall be deemed to preclude the Manager from engaging in other business activities that do not conflict with its duties to the Company and/or its Subsidiaries.

AS WITNESS WHEREOF, the parties hereto have caused this Management Agreement to be executed and delivered as of this date first above indicated by their duly authorized officers or representatives

CONBULK CORPORATION

By	/s/ Jonathan Furer
Name: Jonathan Furer
Title: President

CONBULK MANAGEMENT LTD.

By	/s/ Dimitris Dalakouras
Name: Dimitris Dalakouras
Title: Treasurer

ANNEX

ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT is made [  ]

BETWEEN

(1)

The parties to the Management Agreement dated September   , 2008 as amended and restated from time to time (the Management Agreement), (including all parties which have acceded thereto prior to the date hereof by a like agreement to this Agreement);

(2)	[insert name of Subsidiary] (the Subsidiary); and

WHEREBY IT IS AGREED that the Subsidiary shall become a party to the Management Agreement with effect from the date hereof in all respects as if it had been an original party to the Management Agreement.

AS WITNESS the hands of the duly authorised representatives of the parties:

SIGNED by	)
for and on behalf of the parties	)
of the first part pursuant to	)

Clause 14 of the Management	)
Agreement	)

SIGNED by	)
for and on behalf of	)
)

SCHEDULE 1

LIST OF VESSELS

Vessel Name	Flag

KUO FU	Panama

KUO HUNG	Panama

KUO LUNG	Panama

KUO TAI	Panama

MSC BALI	Marshall Islands

MSC ZANZIBAR	Panama

CMA CGM LIMON	Panama

MSC BRASILIA	Panama

MSC LONDON	Cyprus

MSC SARDINIA	Liberia

SCHEDULE 2

MEMORANDA OF AGREEMENT

Palmosa Affiliated Sellers:

Memorandum of Agreement relating to the KUO FU dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Klaus Maritime Inc., as seller.

Memorandum of Agreement relating to the KUO TAI dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Nature Shipping Ltd., as seller.

Memorandum of Agreement relating to the KUO HUNG dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Balance Management Ltd., as seller.

Memorandum of Agreement relating to the KUO LUNG dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Edwyn Ship-Management Co., as seller.

Memorandum of Agreement relating to the MSC BALI dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Objective Finance S.A., as seller.

Memorandum of Agreement relating to the MSC ZANZIBAR dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Castella Shipping Inc., as seller.

Tsakos Affiliated Sellers:

Memorandum of Agreement relating to the CCNI MEJILLONES dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Tango Shipping S.A., as seller.

Memorandum of Agreement relating to the MSC SARDINIA dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Maribel Shipping Corp., as seller.

Memorandum of Agreement relating to MSC LONDON dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Korinia Shipping Company Limited, as seller.

Memorandum of Agreement relating to MSC BRASILIA dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Hedgestone Shipping Company Ltd., as seller.